UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

October 31, 2005
Date of Report
(Date of earliest event reported)

Novell, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-13351 (Commission File Number)	87-0393339 (IRS Employer Identification Number)

404 Wyman Street, Suite 500
Waltham, MA 02451
(Address of principal executive offices)

(781) 464-8000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

(17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

(17 CFR 240.13e-4(c))

Item 2.05. Costs Associated with Exit or Disposal Activities.

On October 31, 2005, the management of Novell, Inc. (“Novell”) approved and adopted a plan to restructure its worldwide operations. The primary goals of the restructuring are to focus product development and consulting resources on Linux and open source, and identity and resource management, to reduce product development costs, to better focus marketing efforts, and to realize operational efficiencies in the general and administrative function. This restructuring is part of the comprehensive transformation of Novell's business that the management team has been designing and implementing over the past year.

Under the restructuring plan, Novell anticipates reducing its worldwide workforce by approximately 600 employees by the end of the first quarter of fiscal 2006. Novell estimates that total restructuring expenses to be incurred in connection with the plan will be approximately $30 million to $35 million, which will be recorded in the fourth quarter of fiscal 2005. These expenses, approximately $30 million of which will result in future cash expenditures, consist of approximately $23 million to $26 million of employee severance arrangements and $7 million to $9 million related to facilities and other expense items. These amounts will be principally paid out, and the restructuring plan will be substantially completed, in the first quarter of fiscal 2006. Novell currently estimates that activities related to the restructuring plan will reduce annual operating expense by approximately $110 million.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Novell, Inc. (Registrant)
Date: November 3, 2005	By /s/ Joseph S. Tibbetts, Jr. (Signature) Senior Vice President, Chief Financial Officer (Title)